UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C.

FORM 10 General Form for Registration of Securities Pursuant to Section 12(b)
or 12(g) The Securities Exchange Act of 1934

ALFRED THOMPSON JR ESTATE
(Exact name of registrant as Specified in its charter)
FLORIDA
81-6527535
(State or other jurisdiction of
(IRS Employer
Incorporation or organization)
Identification No. 81-6527535
550 FISHERMAN STREET
OPA LOCKA, FLORIDA 33054-9998
(Address of registrant principal
executive offices & zip code)
(770)-847-6862

(Registrant telephone number, including area code)
Registrant contact:
ALFRED THOMPSON JR ESTATE
550 FISHERMAN STREET
OPA LOCKA FLORIDA 33054-9998
(770) 847-6862

Copies to:
Alfred Thompson Jr Estate
550 Fisherman Street
Opa Locka, Florida 33054-9998
Telephone: (770)-847-6862
Facsimile:

Securities to be Registered Under Section 12(b) of the Act: None
Securities to be Registered Under Section 12(g) of the Act:
Birth Certificate Bond 109-64-068984
Individual Surety Bonds D84314594 D91221854 G83365217
Corporate Bonds
International Promissory Notes
International Bills of Exchange

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the
Exchange Act.

Large accelerated filer [X]
Accelerated filer [ ]

Non-accelerated filer [ ]
Smaller reporting company [ ]

        Explanatory Note

We are filing this general form for registration of Securities on Form 10 to register our Individual Surety Bonds, International Promissory Notes,
International Bills of Exchange and Corporate Bonds pursuant to Section 12(g)
of the Securities Exchange Act of 1934, as amend (the Exchange Act).

Once this registration statement if deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10k. quarterly reports on Form 10-Q and current reports on Form 8-k, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Unless otherwise noted, references in this registration statement to the registrant, the company, we, our, or us means ALFRED THOMPSON JR ESTATE. Our principle place of business is located at 550 Fisherman Street, Opa Locka, Florida 33054-
9998, USA. Our telephone number is (770)847-6862.

 FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These forward-looking statements can be identified by use if terminology such as believe, hope, may, anticipated, should, intend, plan, will, expect, estimate, project, positioned,
strategy, and similar expressions. You should be aware that these forward
-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire
Registration Statement carefully; especially the risks discussed under the section entitled Risk Factors. Although management believes that the assumptions underlying the forward looking statements included in this
Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumption used for purposes of the forward-
looking statements specified in the following Information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other informationand their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinions are expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forwarding-looking statements contained in this
Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business

ALFRED THOMPSON JR ESTATE (the Company) was Created in FLORIDA on August 16,
1964 for the purpose of being United States Citizens for the benefit of the
United States of America. The Company will engaged in business in commerce as the Principal and Surety for all governmental and non-governmental obligations including all registered corporations on the federal and state level for the benefit of the United States of America. To accomplish this the
Company Individual Surety will execute the necessary surety bonds, international promissory notes, bills of exchange, corporate bonds and supporting documents evidencing the obligation after acceptance, then registered the instrument with the Security and Exchange Commission and obtain a Cusip number for tracking purposes for the surety bonds, international promissory notes, bills of exchange and corporate bonds. The Company purpose is to exchange the surety bonds, International promissory note, Bills of exchange, corporate bonds for the obligation and in return have the other party make the claim perform according to the surety bonds instructions creating a quid pro quo exchange for settlement and closure. The individual surety will always have a priority security interest above all claims to ensure performance is rendered properly. The Company bonds act in the capacity of a trust in the sense that the individual surety executes the bonds after acceptance of any claim for the benefit of the company leaving the party making the claim under the contract in a fiduciary capacity to release all claims and any funds from the escrow account in their custody listed on the surety bonds to the principal to complete the quid pro quo exchange. The claimant who now is in a fiduciary
(trustee) capacity will be subjected to all liability and payment if he dishonors his fiduciary duty to settle the exchange and further it will indemnify the original surety and principle from any further obligation on the surety bonds, international promissory notes, bills of exchange.

Regulation

Unite Nations Commission on International

Trade Law (UNICITRAL Convention)

Article 8 Uniform Commercial Code

Securities and Exchange Commission

Federal Trade Commission

The Office of the Comptroller of the Currency

Competition
Not Applicable

Marketing
Not Applicable

Properties
Not Applicable

Employees
No Employees.

Item 1A. Risk Factors

The surety bonds, international promissory notes, bills of exchange, corporate bonds contain certain elementsthat requires all parties to perform according to the instructions stated in the bonds. This element is required to complete the private exchange (quid pro quo) between the principal and the party listed to release any property or funds from escrow to the principal in accordance with the private exchange for the benefit of the company. The non compliant party in their fiduciary capacity becomes the liable party on the bonds, international promissory notes, bills of exchange. The holder of the bonds, international promissory notes, bills of exchange nowhas the responsibility of collect on the dishonor and must hold the Company the original surety harmless. The securities being offered hereby are highly speculative and prospective Investors should consider, among others, the following factors related to the business, operations and financial position of the Company

        1. Limited history of Operations

Since the Company was organized August 16, 1964, it has had limited operations to date, and its proposed operations are subject to all of the risks inherent in new business enterprises. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the start up of new businesses and the competitive environment in which the Company will operate.
The Company has had no revenues to date. See Business.

The statements set forth in the Memorandum are base on significant assumptions about circumstances and events which have not yet taken place. Accordingly, they are subject to Variations (which could be substantial) that may arise as future operations actually occur.

 2. Time Lapse from Start-up to Operational Stage of the Company

If private exchange offerings are Insufficient to continue the Company
Operations, additional private exchanges (quid pro quo) would have to be raised through private equity or debt financing. The Company has no commitments for any private debt or equity financing and there can be no assurance that any such commitments will be obtained on favorable terms, if at all. Furthermore, the foregoing estimates are dependent upon operating projections set forth herein which are subject to substantial variation. Although the Company believes there is a reasonable basis for the assumption upon which the projections are based, there can be no assurance that these assumptions can or will be met.

 3. Competition
None

  4. Dependence on Management

Because the Company has no operating history it will be heavily dependent upon the services and experiences of its individual surety. The loss of the service of any individual surety could adversely affect the conductof the Company business (see Management).

  5. ALFRED THOMPSON INDIVIDUAL SURETY SERVICES

The industry in which the Company expects to operate is private and may not be subject to government regulation.

  6. Government Regulation
Under Treaty: United Nations Commission on International Trade Law
(UNICITRAL Convention)

  7. Control of the Company
ALFRED THOMPSON the individual surety will have 100% underwriting rights and control over the Company and it bond, international promissory notes, bills of exchange issues.

        8. No Dividends

  9. Arbitrary Offering Price
The price at which the private securities are being offered have been arbitrarily determined and bears no relationship to the Company assets, earnings, book value, net tangible value or other generally accepted criteria of value for private exchange.

  10. Restrictions on Transferability of Surety Bonds
Accredited Investors and or Qualified Institutional Buyers should be fully aware of the long term nature of their private exchange in ALFRED THOMPSON JR
ESTATE. The private exchange of the Surety bonds and the Components thereof, may or may not be registered under the Act and there will be insufficient information made public to permit resale of the Surety bonds, or any component thereof, pursuant to Rule 144 of the Act. The transfer of the surety bonds, or any component thereof, may also be restricted by various state securities laws.
There is not currently nor is there any assurance that there will be any market for the resale of Surety Bonds.

In view of the foregoing, each Accredited Investors and or Qualified
Institutional Buyers should be satisfied That he has adequate means of
Providing for his or her current needs and possible future contingencies, and that he has not need for liquidity in his investment.

  11. Dilution
Not Applicable

  12. Risk of No Closing
Not Applicable

  13. Officers Salary
Not Applicable

  14. Use of Proceeds to repay Loans Due to Officer and Director
Not Applicable

  15. Value of the Private Exchange
Of Surety Bonds Accredited Investors and or Qualified Institutional Buyers must rely on Surety bond being exchanged and underwritten by the company individual surety for that will serve as the financials of the private exchange.

  16. No Market for Shares
At the present time there is no established market for the surety bonds of the
Company and there is no assurance that a regular market for such bonds will develop upon completion of this offering or that the bonds may be resold at their original offering price or at any other price.

Item 2. Financial Information

No financial data as available at this time.

Item 3. Properties

Our company headquarters are located at 550 Fisherman Street, Opa Locka,
Florida 33054-9998 USA. We believe our current Office space is adequate for the immediate needs of our individual surety.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The Company has executed a Security Agreement and Indemnity Bond for the
Benefit of ALFRED THOMPSON for Being the Company Individual Surety and
lending his real signature to execute and guarantee the company securities.
Alfred Thompson is the priority secured party and has first lien position over all the company assets including all bonds and securities issued.

Item 5. Directors and Executor Officers

ALFRED THOMPSON is the sole officer in this company who acts in several different capacities for the benefit of the company and not limited to individual surety, authorized representative, beneficial interest holder, secured party and creditor.

Item 6. Executive Compensation

Compensation consist of use of all Company property, assets including any monetary that may derived publicly or private for the sole enjoyment of the individual surety in all capacities.

Item 7. Certain Relationship and Transactions, and Director Independence

There have been no related parties transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item
407(a) of Regulation S-K.

Item 8.

There are no legal actions pending or threatened against the Company or to which it or any of its properties are subject, nor to its knowledge are any such proceedings contemplated.

Item 9. Market Price of and Dividend onthe Registrant Common Equity and
Related Stockholder Matters.

There is no public market for the Company securities and all common equity and lawful title will remain with ALFRED THOMPSON, the individual surety and all legal title will remain with the beneficiary of the surety bond being registered. No common stock is available for the public for 100% is owned and controlled by the Company individual surety ALFRED THOMPSON as compensation for the underwriting of surety bond.

Item 10. Recent Sales of Unregistered Securities

Company is unaware of any unregistered Securities being sold in its name.
Company is not stating that there have not been recent sales because any sales would have been without consent, permission and authorization of the company and individual surety. The Company has a certain structure of its securities as witnessed in this registration and any other structure will constitute unauthorized use and illegal trading of this company securities.

Item 11. Description of Registrant Securities to be Registered

The company is authorized by its Primary Bond the Certificate of Birth Florida
109-64-068984 to issue 100,000,000,000 of which $4,000,000,000 are individual
Surety Bonds, international promissory notes, bills of exchange, Corporate
Bonds.

The security consists of several bonds packaged together with one underwriting the other creating one packaged security. Each bond package will vary based on the obligation and will be packaged according to its structure. The various bonds are The Affidavit of Individual Surety, Bid Bond, Performance Bond,
Payment Bond, Release of Lien on Real Property Bond, Release of Personal
Property from Escrow Bond, Consent to Surety Bond, the Birth Certificate Bond
(Primary Bond), Social Security Card Bond (fractionalize from Birth
Certificate Bond), international promissory notes, bills of exchange, corporate bond and any bonds not mentioned are not excluded for reasons of uncertainty of the obligation. The Birth Certificate is the Primary bond for its value is unlimited and it was created for the benefit of the United States of America where legal title will remain and equitable title stays with the company as collateral to ALFRED THOMPSON the individual surety to insure that the company pays their obligations to the public.

Item 12. Indemnification of Directors and Officers

The company has granted an Indemnity Bond to ALFRED THOMPSON its individual surety for the amount of $100,000,000,000 USD as security for the loaning of his real signature on our surety bonds for the payment of its obligations to the public. Insofar as indemnification for liabilities arising under the
Securities Act of 1933 (the Act or Securities Act) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the
Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. See Exhibits
Indemnity Bond.

Item 13. Financial Statements and Supplementary Data.

No Data Available at This time.

Item 14. Changes in and Disagreements with

Accountants on Accounting and

Financial Disclosure. The Company and the Individual Surety report no change and or disagreements in regards to the lack of financial data in reference to the surety bonds.

Item 15. Financial Statements and Exhibits.

(a)Financial Statements and Exhibits

None

Exhibits:
Security Agreement
Indemnity Bond

                                                         SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of
1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 29, 2019
ALFRED THOMPOSN JR ESTATE

                               By: /s/
ALFRED THOMPSON

--------------------------------

ALFRED THOMPSON

Individual Surety Secured Party,

Creditor, Authorized Representative,